EXHIBIT (10.3)(iv)

MASTER AGREEMENT

RELATING TO PERIODIC OPTIONS GRANTED UNDER THE

ECOLAB INC. 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION

AND DEFERRED COMPENSATION PLAN

THIS AGREEMENT is entered into and effective as of _______________, by and between Ecolab Inc. (the “Company”) and _________________ (the “Optionee”).

The Company has adopted the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan, as amended and restated effective as of August 1, 2013 and as further amended as of May 5, 2016 and December 4, 2025 (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant from time to time Periodic Options to Qualified Directors.

Accordingly, the parties agree as follows:

ARTICLE 1.GRANT OF PERIODIC OPTIONS.

Effective as of each of the dates (each, a “Date of Grant”) set forth in a written notification of the grant, which written notification will be provided by the Company to the Optionee from time to time as Periodic Options are granted under the Plan, the Company hereby grants to the Optionee the right, privilege, and option to purchase that number of shares (the “Option Shares”) of the Company’s common stock, $1.00 par value (the “Common Stock”) as set forth opposite such Date of Grant on the written notification, according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.  None of the Periodic Options are intended to be “incentive stock options,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2.EXERCISE PRICE.

The per share price to be paid by the Optionee in the event of an exercise of any of the Periodic Options will be the respective price set forth opposite such Periodic Option in the written notification of grant referred to in Article 1 above.

ARTICLE 3.DURATION OF PERIODIC OPTIONS AND TIME OF EXERCISE.
3.1Exercisability and Duration.  Each Periodic Option will become exercisable, on a cumulative basis, as to 25% of the Shares (excluding any fractional portion less than one share), on the last day of each of the first, second and third three-month periods following its Date of Grant, and as to the remaining Shares, on (a) the last day of the fourth three-month period following the Date of Grant with respect to each Periodic Option granted prior to December 4, 2025 or (b) the earlier of the last day of the fourth three-month period following the Date of Grant or the Company’s next Annual Meeting Date with respect to each Periodic Option granted on or after December 4, 2025; provided, however, that if a Change in Control of the Company occurs then such Periodic Option will become immediately vested and exercisable in full.  Each Periodic

Option will remain exercisable until 5:00 p.m. (St. Paul, Minnesota time) on the tenth anniversary of such Periodic Option’s respective Date of Grant (“Time of Termination”).  At the Time of Termination of a Periodic Option, such Option will become void and expire as to all unexercised Option Shares.
3.2Termination of Service as a Director of the Company.  If the Optionee ceases to serve as a director of the Company for any reason, then each Periodic Option will remain exercisable to the extent exercisable as of such cessation of service until the earlier of the expiration of five years after the date the Optionee ceased to serve as a director of the Company or the remaining term of such Periodic Option, at which time such Periodic Option will terminate and no longer be exercised.
ARTICLE 4.MANNER OF Periodic OPTION EXERCISE.
4.1Notice.  Each Periodic Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivering, in person, by facsimile or electronic transmission or through the mail, a written notice of exercise to the Company at its principal executive office in St. Paul, Minnesota (Attention:  Corporate Secretary, or such other person as may, from time to time, be authorized by the Corporate Secretary to receive such notices).  Such notice must be in a form satisfactory to the Committee, identify the particular Periodic Option that is being exercised (by the Date of Grant and total number of Option Shares subject to such Periodic Option), specify the number of Option Shares with respect to which such Periodic Option is being exercised, and signed by the person or persons so exercising such Periodic Option.  Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased.  In the event that a Periodic Option is being exercised, as provided by the Plan and Sections 5.2 and 5.3 below, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise such Periodic Option.  As soon as practicable after the effective exercise of such Periodic Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.  In the event that such Periodic Option is being exercised, as provided by resolutions of the Committee and Section 4.2 below, by tender of a Broker Exercise Notice, the Company will deliver such stock certificates directly to the Optionee’s broker or dealer or their nominee.
4.2At the time of exercise of a Periodic Option, the Optionee will pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares, or by a combination of such methods. In the event the Optionee is permitted to pay the total purchase price of such Periodic Option in whole or in part by tender or attestation as to ownership of Previously Acquired Shares, the value of such Previously Acquired Shares will be equal to their Market Price on the date of exercise of such Periodic Option.

ARTICLE 5.RESTRICTIONS ON TRANSFER.
5.1General Restriction on Transfer.  Except as otherwise provided in the Plan and this section, none of the Periodic Options nor the Option Shares acquired upon exercise of the Periodic Options may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer or encumber any of the Periodic Options or the Option Shares other than in accordance with this section and the Plan will be null and void and will void such Periodic Option.
5.2Designation of Beneficiary.  The Optionee is entitled to designate a beneficiary to receive a Periodic Option upon the Optionee’s death, and in the event of the Optionee’s death, payment of any amounts due under the Plan will be made to, and exercise of any of the Periodic Options (to the extent permitted pursuant to Article 3) may be made by, the Optionee’s legal representatives, heirs and legatees.
5.3Gifts to Related Parties.  So long as the Optionee is a director of the Company, the Optionee is entitled to transfer all or a portion of a Periodic Option, other than for value, to the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.  Any permitted transferee will remain subject to all the terms and conditions applicable to the Optionee prior to the transfer.  A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
ARTICLE 6.LIMITATION OF RIGHTS.
6.1No Right to Continue As a Director.  Neither the Plan, nor the granting of any of the Periodic Options under the Plan and this Agreement, nor any other action taken pursuant to the Plan, will constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee as a director of the Company for any period of time, or at any particular rate of compensation.
6.2Rights as a Stockholder.  The Optionee will have no rights as a stockholder with respect to any Option Shares covered by a Periodic Option until the Optionee has exercised such Periodic Option, paid the exercise price and become the holder of record of such Option Shares, and, except as otherwise provided in Article 8 below, no adjustment will be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Optionee becomes the holder of record of such Option Shares.
ARTICLE 7.WITHHOLDING TAXES.
7.1General Rules.  The Company is entitled to (a) withhold and deduct from the Optionee’s compensation and all other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and other tax requirements attributable to the grant or exercise of any Periodic Option or otherwise incurred with respect to such Periodic Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before taking any action on the Optionee’s notice of exercise of any Periodic Option, including issuing any Option Shares, with respect to such Periodic Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.
7.2Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Optionee to satisfy, in whole or in part, any withholding or other tax obligation as described in Section 7.1 above by remitting such amounts to the Company, by electing to tender, or attest as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such method.  For purposes of satisfying the Optionee’s withholding or other tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Market Price.
ARTICLE 8.ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to each Periodic Option.

ARTICLE 9.SUBJECT TO PLAN.
9.1Terms of Plan Prevail.  Each Periodic Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.
9.2Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement will have the same meaning as given to such terms in the Plan.
ARTICLE 10.MISCELLANEOUS.
10.1Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators, designated beneficiaries and successors of the parties to this Agreement.

10.2Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of laws provisions.  Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
10.3Entire Agreement.  This Agreement (including any written notification of the grant of a Periodic Option) and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of each Periodic Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of such Periodic Option and the administration of the Plan.
10.4Amendment and Waiver.  This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

ECOLAB INC.
By
Jandeen M. Boone
Executive Vice President, General Counsel and Secretary

By execution of this Agreement, the Optionee acknowledges having received a copy of the Plan.	OPTIONEE